Exhibit 10.4
SHARE PURCHASE AGREEMENT
     This Share Purchase Agreement (this “Agreement”) is made and entered into as of the 5th day of June, 2007 (the “Effective Date”), by and among Willbros Acquisition Canada Limited, a company incorporated under the laws of British Columbia, Canada (“Purchaser”); AMEC Inc., a company incorporated under the laws of Canada (“AMEC”); and AMEC Americas Limited, a company incorporated under the laws of Canada (“AMEC Americas” and, collectively with AMEC, “Sellers” or, individually, each a “Seller”).
RECITALS
     A. Sellers own all of the issued and outstanding share capital of Midwest Management (1987) Limited, a company organized under the laws of Saskatchewan, Canada (“Midwest”), which is engaged in the business of pipeline construction contracting for the oil and gas industry (the “Business”).
     B. Purchaser desires to acquire, and Sellers desire to sell, said share capital of Midwest.
     C. Purchaser and Sellers (the “Parties”) desire to evidence their agreement to the terms and conditions of the purchase and sale of said share capital of Midwest as set forth in this Agreement.
     In consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning specified below:
     “Accounts Payable” means any and all trade accounts payable of the Midwest Group.
     “Adjustment Statement” means a statement showing Current Assets, Current Liabilities, Working Capital, Debt Load Adjustment and Other Liabilities Adjustment as of the Closing Date.
     “Affiliate” means, with respect to any Person, each other Person that, directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or share capital, by contract, credit arrangement or otherwise.
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     “Agreement” means this Share Purchase Agreement, as amended, supplemented or modified from time to time.
     “AMEC” has the meaning specified in the introductory paragraph of this Agreement.
     “AMEC Americas” has the meaning specified in the introductory paragraph of this Agreement.
     “Applicable Privacy Laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of personal information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta).
     “Bureau” has the meaning specified in Section 7.1(b).
     “Business” has the meaning specified in the Recitals to this Agreement.
     “Centra Gas Project” means the project involving the construction of approximately 227 kilometers of pipeline for Centra Gas Manitoba Inc.’s Rural Expansion Project and the litigation arising therefrom, including the litigation in the Manitoba’s Queen’s Bench (Cause Number C101-01-15699 and C104-02-01236).
     “Claim” has the meaning specified in Section 8.1.
     “Closing” means the consummation of the purchase and sale of the Shares hereunder.
     “Closing Balance Sheet” has the meaning specified in Section 2.3(b)(ii).
     “Closing Date” has the meaning specified in Section 3.1.
     “Closing Date Adjusting Payments” has the meaning specified in Section 2.3(b).
     “Closing Purchase Price” has the meaning specified in Section 2.3(a).
     “Company Contracts” means all written agreements, contracts and commitments (other than leases) to which Midwest or any of the Subsidiaries is a party, by which Midwest or any of the Subsidiaries is directly or indirectly bound, or to which any asset of Midwest or any of the Subsidiaries may be subject, including:
     (a) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;
     (b) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property Rights;
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     (c) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including joint research and development and joint marketing contracts);
     (d) asset and share purchase agreements and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any shares or assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;
     (e) unfulfilled or pending orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $25,000;
     (f) contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $15,000 per annum or $25,000 in the aggregate;
     (g) sales agency, manufacturer’s representative, marketing and distributorship agreements;
     (h) contracts, agreements and arrangements with respect to the representation of Midwest or any of the Subsidiaries in foreign countries;
     (i) contracts, agreements and commitments with AMEC or AMEC Americas or any of their employees or Affiliates; and
     (j) any other written contracts, agreements and commitments that are (i) material to the business or financial condition of the Midwest Group, taken as a whole, and (ii) not otherwise captured by a defined term used elsewhere herein.
     “Company Employee Benefit Plans” means “employee benefit plans,” including severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long-term incentive, profit sharing, pension, hospitalization, medical insurance, life insurance and scholarship programs: (a) maintained by AMEC or AMEC Americas or any of their Affiliates for the benefit of Midwest or any of the Subsidiaries, (b) maintained by Midwest or any of the Subsidiaries, or (c) to which Midwest or any of the Subsidiaries has contributed or is obligated to contribute.
     “Company Permits” means any and all permits, licenses, variances, exemptions, orders, franchises, approvals, consents, registrations and authorizations of all Governmental Authorities held by Midwest or any of the Subsidiaries relating to the ownership, use or operation of their businesses or assets.
     “Competition Act Approval” means either (i) the applicable waiting period under section 123 of the Competition Act (Canada) shall have expired and the Commissioner of Competition
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(“Commissioner”) shall have issued a no-action letter whether pursuant to section 123(1) of the Competition Act (Canada) or otherwise, to the effect that the Commissioner does not intend to make an application under section 92 of the Competition Act (Canada) in respect of the transactions contemplated this Agreement; or (ii) the Commissioner shall have issued an advance ruling certificate under section 102(1) of the Competition Act (Canada) to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement.
     “Current Assets” means the current assets reflected on the consolidated balance sheet of the Midwest Group at any date, determined in accordance with GAAP, except for inter-company assets.
     “Current Liabilities” means the current liabilities reflected on the consolidated balance sheet of the Midwest Group at any given date, determined in accordance with GAAP, except for inter-company liabilities.
     “Debt Load Adjustment” has the meaning specified in Section 2.3(b)(i)(A).
     “Deposit” has the meaning specified in Section 2.2(a).
     “Disclosed Personal Information” has the meaning specified in Section 5.18.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.
     “Dollars” or “$” means Canadian dollars.
     “Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
     “Ellis Drive Property” means the real property located at 510 Ellis Drive, Acheson Industrial Park, Parkland County, Alberta Plan 7720277, Block 1 Lots 9 and 10.
     “Environmental Law” means any applicable federal, provincial, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction, codes of practice (regardless of whether such guidelines, standards and codes of practice have been promulgated by statute or regulation) or other authorization in effect on the date hereof or at a previous time, relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation or reclamation of oil and gas operations or mines, or protection of environmentally sensitive areas.
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     “Environmental Reports” means the AMEC Phase I and Phase II reports dated February 2006, Ecomark Phase I report dated May 23, 2006, Ecomark Phase II report dated April 18, 2007, and Ecomark Phase III report dated July 7, 2006.
     “Estimated Closing Balance Sheet” has the meaning specified in Section 2.3(b)(i).
     “FCPA” has the meaning specified in Section 5.17.
     “GAAP” means the generally accepted accounting principles and interpretations from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.
     “Golder Associates Work Plan” means the Golder Associates Work Plan and Cost Estimate for a Phase II Environmental Site Assessment at 510 Ellis Drive, Acheson Industrial Park, Parkland County, Alberta dated April 25, 2007.
     “Golder Phase I” has the meaning specified in Section 5.19.
     “Golder Phase II” has the meaning specified in Section 5.19.
     “Governmental Authority” means any national, provincial, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Purchaser, either Seller, Midwest or any of the Subsidiaries, as the case may be, or any of their properties or assets.
     “Hazardous Material” means (a) any hazardous substance, hazardous waste or solid waste, in each case as defined by applicable Environmental Law; or (b) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Law; (c) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined by applicable Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; or (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.
     “Indemnified Person” has the meaning specified in Section 8.1.
     “Indemnifying Party” has the meaning specified in Section 8.1.
     “Independent Accounting Firm” has the meaning specified in Section 2.3(c).
     “Intellectual Property Rights” means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent
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applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists and other information, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs and software, databases, processes, technical know-how, business and product know-how, engineering and other drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and phone numbers, and operating and quality control manuals and data relating to the Business, including the name and style of “Midwest” and “Midwest Pipelines” and derivations thereof.
     “Inventory” means any and all inventories of raw materials, supplies, work in process and finished goods, whether on hand or on order, including all raw materials and other materials used or consumed in the course of the Business, labeling and packaging, products or goods ordered or held for shipment or in transit and other finished products and goods.
     “Knowledge” (whether or not capitalized) means with respect to a Person which is a business entity, the actual knowledge of each of the officers, directors, managers, members and partners of such entity, after due investigation.
     “Lien” means any lien, mortgage, charge, hypothec, prior assignment, option, warrant, right to possession claim, security interest, pledge, charge, production payment, restriction, burden on title, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, other than a lease arrangement.
     “Material Adverse Effect” means (a) when used with respect to Sellers or the Midwest Group, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations, business or prospects of the Midwest Group (taken as a whole) or the aggregate value of their assets, or would materially impair the ability of the Midwest Group (taken as a whole) to own, hold, develop and operate their assets or would impair Sellers’ ability to perform their obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations, business or prospects of Purchaser, would materially impair the ability of Purchaser to own, hold, develop and operate its assets, or would impair Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.
     “Material Claims” means Claims indemnified against under Article 8 or payment obligations arising under Article 8 that individually exceed ten thousand dollars ($10,000).
     “MGCL Shares” has the meaning specified in Section 4.1(k)(ii).
     “Midwest” has the meaning specified in the Recitals to this Agreement.
     “Midwest Group” means, collectively, Midwest and the Subsidiaries.
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     “Midwest Group Financial Statements” has the meaning specified in Section 4.1(j).
     “MPRI Shares” has the meaning specified in Section 4.1(k)(iii).
     “Northern Territories” means the three territories of Canada, Northwest Territories, Nunavut and Yukon.
     “Organizational Documents” means, as applicable, the certificate or articles of incorporation, by-laws, constating documents and similar documents that govern the organization of any entity.
     “Other Liabilities Adjustment” has the meaning specified in Section 2.3(b).
     “Parties” has the meaning specified in the Recitals to this Agreement.
     “Person” (whether or not capitalized) means any natural person, individual, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust, union or other entity or organization, whether or not a Governmental Authority, and the heirs, executors, administrators or other legal representatives of an individual.
     “Personal Information” means information about an individual transferred to one party by another in accordance with this Agreement and/or as a condition of the transaction contemplated hereby.
     “Post Closing Date Adjusting Payments” has the meaning specified in Section 2.3(d).
     “Prohibited Property” means any property the fair market value of which is wholly or partly attributable to, or the fair market value of which is determined primarily by reference to, the fair market value of any of the property owned by the Midwest Group on the Closing Date, or the proceeds of disposition therefrom, but does not include money.
     “Purchase Price” means the Closing Purchase Price as adjusted pursuant to Section 2.3
     “Purchaser” has the meaning specified in the introductory paragraph of this Agreement.
     “Purchaser Representative” means any employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser.
     “Related persons” (whether or not capitalized) has the meaning specified in Section 8.1.
     “Resolution Period” has the meaning specified in Section 2.3(c).
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     “Responsible Officer” means, with respect to any corporation or other entity having officers, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such corporation or entity.
     “Sellers” and “Seller” have the meanings specified in the introductory paragraph of this Agreement.
     “Seller Representative” means any employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of either Seller.
     “Shares” means 21 shares of the common share capital and 1,820,889 Class B shares of Midwest.
     “Subsidiaries” means the subsidiaries of Midwest: Midwest General Contractors Ltd., a company organized as a federal corporation under the laws of Canada (“MGCL”), and Midwest Pipelines Rental Inc., a company organized as a federal corporation under the laws of Canada (“MPRI”).
     “Tangible Personal Property” means all plant, equipment (including construction, shop and office equipment), vehicles, machinery, manufacturing and laboratory equipment, testing equipment, gauges, valves, compressors, tanks, motors, parts, tools, tooling, pumps, controls, materials and supplies, computers, communications equipment, furnishings, furniture and other tangible property owned, leased or used by the Midwest Group.
     “Target Working Capital” means $3,500,000.
     “Target Working Capital Adjustment” has the meaning specified in Section 2.3(b)(i)(B).
     “Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 c.1 (5th Supplement) and the regulations thereto, all as amended from time to time.
     “Tax Returns” has the meaning specified in Section 4.1(ee).
     “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and worker’s compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties imposed by any Governmental Authority, whether disputed or not.
     “Third-Party Consent” means the consent or approval of any Person other than any of Sellers, Purchaser, the Midwest Group or any Governmental Authority.
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     “Threshold Amount” has the meaning specified in Section 8.3(f).
     “Western Canada” means the provinces of Alberta, British Columbia, Manitoba and Saskatchewan in Canada.
     “Working Capital” means Current Assets less Current Liabilities at any given date.
     1.2 Other Definitional Provisions.
     (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
     (b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
     (c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.
     (d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale. At the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, the Shares on the terms and subject to the conditions set forth in this Agreement.
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     2.2 Deposit.
     (a) On the date hereof, Purchaser shall pay to Sellers, by wire transfer to the account designated by Sellers, in immediately available funds, a deposit in the amount of $1,000,000 (the “Deposit”).
     (b) In the event that this Agreement is terminated pursuant to Section 7.1(a), 7.1(b) or 7.1(c) and Purchaser has fulfilled all of its covenants under Section 5.4, the Deposit shall be returned to Purchaser within 10 days following such termination of this Agreement.
     2.3. Purchase Price; Adjustment; Dispute.
     (a) Contemporaneous with the conveyance and delivery of the Shares to Purchaser at the Closing, Purchaser shall pay to Sellers, by wire transfer to the account designated by Sellers, in immediately available funds, the sum of $22,000,000 (the “Closing Purchase Price”), less the amount of the Deposit. The Closing Purchase Price shall be subject to adjustment as set forth in Sections 2.3(b) and 2.3(c).
     (b) The Closing Purchase Price was determined based on the assumption that the Working Capital at the Closing Date will be equal to the Target Working Capital. The Closing Purchase Price is subject to adjustment as follows (without duplication):
     (i) Closing Date Adjusting Payments. No later than June 22, 2007, Sellers shall have provided to Purchaser an estimated consolidated balance sheet of the Midwest Group as at the Closing Date (“Estimated Closing Balance Sheet”). The Closing Purchase Price shall be adjusted, as calculated based on the Estimated Closing Balance Sheet (the “Closing Date Adjusting Payments”), as follows:
     (A) The Closing Purchase Price shall be reduced by the amounts of any remaining interest bearing debt of the Midwest Group as of the Closing Date, including all short-term and long-term debt, if any, together with any remaining inter-company indebtedness, whether or not interest-bearing, if any (the “Debt Load Adjustment”).
     (B) The Closing Purchase Price shall be adjusted by an amount equal to the difference, if any, between Working Capital at the Closing Date and the Target Working Capital as follows (the “Target Working Capital Adjustment”):
     (1) upward by the amount by which Working Capital, as reflected on the Estimated Closing Balance Sheet, exceeds the Target Working Capital, or
Share Purchase Agreement (Final)

     (2) downward by the amount by which Working Capital, as reflected on the Estimated Closing Balance Sheet, is less than the Target Working Capital.
     (C) The Closing Purchase Price shall be reduced by the amount of any liabilities of the Midwest Group not included in those liabilities which comprise the Debt Load Adjustment or the Target Working Capital Adjustment, excluding long-term future income/deferred taxes of approximately $2,500,000 (the “Other Liabilities Adjustment”).
     (ii) Closing Balance Sheet. Within 80 days following the Closing Date, Purchaser will cause the Midwest Group to prepare and provide to Sellers the financial statements of the Midwest Group as of the Closing Date (the “Closing Balance Sheet”) and the Adjustment Statement.
     (c) Dispute Resolution. The Adjustment Statement and any associated Purchase Price adjustment shall become final and binding upon the Parties 30 days following the delivery to Sellers of the Adjustment Statement, unless, within said 30-day period, Sellers notify Purchaser of their objection thereto in writing, which objection may only be that the Adjustment Statement was not properly prepared or computed in accordance with this Agreement. Any notice of objection shall specify in reasonable detail the reasons for objection. If Sellers so notify Purchaser of their objection to the Adjustment Statement, Purchaser and Sellers shall negotiate in good faith to resolve any differences. If, within 30 days following the giving of such notice by Sellers to Purchaser (the “Resolution Period”), any of such differences have not been resolved, then either Purchaser or Sellers may submit the dispute to an independent accounting firm chosen by mutual agreement between the Parties (the “Independent Accounting Firm”). The Independent Accounting Firm will conduct its own review and evaluate those items or amounts in the Adjustment Statement relevant to the calculation of the Current Assets, Current Liabilities, Working Capital, Debt Load Adjustment and Other Liabilities Adjustment as of the Closing Date and shall determine only those items still in dispute at the end of the Resolution Period and shall determine whether such items have been prepared in accordance with the terms of this Agreement. The Independent Accounting Firm will be granted reasonable access to all records of Midwest and the Subsidiaries necessary for the conduct of such review, including the Closing Balance Sheet, and the Parties agree to follow such procedures and make such submissions to the Independent Accounting Firm as it may request in conducting its review and making its determination under this Section 2.3(c). If so requested by the Independent Accounting Firm, each Party agrees to execute a reasonable engagement letter. The Independent Accounting Firm’s determination shall be made within 45 days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to Purchaser and Sellers and shall become final, conclusive, non-appealable and binding for all purposes hereunder upon delivery to Purchaser and Sellers. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under any statute. The fees and expenses of the Independent Accounting Firm in resolving any differences pursuant to this Section 2.3(c) shall be paid by the Parties as
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determined by the Independent Accounting Firm, which determination shall be made based on the resolution of the disputed items and the relative degree of success of each Party in such disputes.
     (d) Post Closing Date Adjusting Payments. The Debt Load Adjustment, Target Working Capital Adjustment and Other Liabilities Adjustment shall be re-calculated based upon the Closing Balance Sheet (the “Post Closing Date Adjusting Payments”), and either (i) Purchaser shall pay to Sellers any amount by which the Post Closing Date Adjusting Payments exceed the Closing Date Adjusting Payments, or (ii) Sellers shall pay to Purchaser any amount by which the Closing Date Adjusting Payments exceed the Post Closing Date Adjusting Payments. Any Post Closing Date Adjusting Payments shall be paid to the relevant Party by certified check or wire transfer to the account designated by such Party, in immediately available funds, within 10 days after the Adjustment Statement becomes final.
ARTICLE III
CLOSING
     3.1 Closing. The Closing will take place at the offices of Blake, Cassels & Graydon LLP in Calgary, Alberta, on June 29, 2007, to be effective July 1, 2007, at 12:01 a.m. Alberta time, or, if the conditions to Closing set forth in this Agreement have not been satisfied by such date, on the third business day following the day on which all such conditions have been satisfied or waived, or at such other time and place as the Parties may mutually agree (the “Closing Date”). At the Closing, Purchaser shall deliver the Closing Purchase Price, less the amount of the Deposit, by wire transfer in immediately available funds, to Blake, Cassels & Graydon LLP, and Sellers shall deliver the share certificates evidencing the Shares, together with duly executed assignments separate from certificate, to Borden Ladner Gervais LLP, in each case to be held in escrow until July 3, 2007, when these closing items shall be delivered to the Parties.
     3.2 Closing Obligations. At the Closing:
     (a) Sellers shall deliver to Purchaser:
     (i) The share certificates evidencing the Shares, together with duly executed assignments separate from certificate, assigning and transferring the Shares to Purchaser, free and clear of any and all Liens;
     (ii) Board of Director’s resolutions of AMEC, AMEC Americas and Midwest, approving the transactions contemplated by this Agreement;
     (iii) Evidence, satisfactory to Purchaser in its sole discretion, of releases of any and all Liens relating to the assets of the Midwest Group;
     (iv) Resignations and releases of all directors and officers of Midwest and the Subsidiaries;
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          (v) The original books and records of the Midwest Group (including minute books and all minutes and other records of meetings of directors and shareholder meetings);
          (vi) Fully executed Closing documents related to the internal restructuring of the Midwest Group; and
          (vii) Such other certificates and instruments as Purchaser may reasonably request to effectuate the transactions contemplated under this Agreement.
     (b) Purchaser shall deliver, or cause to be delivered, to Sellers:
          (i) The Closing Purchase Price, less the amount of the Deposit, by wire transfer to the account designated by Sellers, in immediately available funds;
          (ii) Board of Director’s resolutions of Purchaser, approving the transactions contemplated by this Agreement; and
          (iii) Such other certificates and instruments as Sellers may reasonably request to effectuate the transactions contemplated under this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of Sellers. AMEC and AMEC Americas, jointly and severally, hereby represent and warrant to Purchaser as follows:
     (a) Organization of Sellers.
          (i) AMEC is a corporation, duly organized, validly existing and in good standing under the laws of Canada and has all requisite power and authority to own the Shares and to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby.
          (ii) AMEC Americas is a corporation, duly organized, validly existing and in good standing under the laws of Canada and has all requisite power and authority to own the Shares and to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby.
     (b) Authority. Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. Sellers have the lawful capacity to enter into this Agreement without the need for consent or authorization of any other Person. No further action
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is necessary on the part of Sellers for Sellers to execute and deliver this Agreement and to consummate and perform their obligations hereunder.
     (c) Validity and Binding Effect. This Agreement has been duly executed and delivered on behalf of Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.
     (d) Noncontravention. Except as set forth in Section 4.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance by Sellers with the provisions hereof will conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any provision of (i) the certificate or articles of incorporation or bylaws of AMEC and AMEC Americas; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, or other contract, agreement or instrument applicable to AMEC or AMEC Americas; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AMEC or AMEC Americas or any of their properties or assets.
     (e) Consents and Approvals. Except as set forth in Section 4.1(e) of the Disclosure Schedule: (i) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to either Seller, Midwest or any of the Subsidiaries in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby, except for the filing of a pre-merger notification under the Competition Act (Canada) and the expiration or termination of the applicable waiting period thereunder; and (ii) no Third-Party Consent is required by or with respect to either Seller, Midwest or any of the Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Midwest nor any of the Subsidiaries provides any of the services or engages in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act.
     (f) Title to the Shares. The Shares are held beneficially and of record by Sellers and are being conveyed to Purchaser free and clear of any Lien, restriction on transfer (other than any restrictions under applicable securities laws or as contained in the articles of incorporation of Midwest), option, warrant, purchase right or other contract or commitment (other than this Agreement).
     (g) Organization of Midwest and the Subsidiaries.
     (i) Midwest is a corporation duly organized, validly existing and in good standing under the laws of Saskatchewan, Canada, and has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. Midwest is duly qualified to do business in each jurisdiction where the character
Share Purchase Agreement (Final)

of the properties owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the organizational documents of Midwest have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.
     (ii) MGCL is a Canadian federal corporation duly organized, validly existing and in good standing under the laws of Canada, owned 100 percent by Midwest, and has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. MGCL is duly qualified to do business in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the organizational documents of MGCL have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.
     (iii) MPRI is a Canadian federal corporation duly organized, validly existing and in good standing under the laws of Canada, owned 100 percent by Midwest, and has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. MPRI is duly qualified to do business in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the organizational documents of MPRI have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.
     (h) Investments. Except as set forth in Section 4.1(h) of the Disclosure Schedule: (i) neither Midwest nor any of the Subsidiaries owns any equity interest in any other corporation, general or limited partnership, joint venture, limited liability company or other business entity; and (ii) neither Midwest nor any of the Subsidiaries has conducted any business other than the Business.
     (i) Assets. Except as set forth in Section 4.1(i) of the Disclosure Schedule, Midwest and the Subsidiaries have title to all of their properties and assets, both real and personal, tangible and intangible, free and clear of any and all Liens. All of the assets used by the Midwest Group to operate the Business in the manner in which the Business has been operated by the Midwest Group prior to the Closing are owned or leased from an unrelated third party by the Midwest Group.
     (j) Financial Statements. Sellers have provided to Purchaser true and correct copies of (i) the unaudited consolidated balance sheets of the Midwest Group as of December 31, 2005 and 2006, and the unaudited statements of income for the Midwest Group for the years then ended; and (ii) the unaudited consolidated balance sheet of the Midwest Group as of March 31, 2007, and the unaudited consolidated statement of income for the Midwest Group for the three-month period then ended (collectively, the “Midwest Group Financial Statements”). The Midwest Group Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, with respect to unaudited or interim statements, for the absence of footnotes and subject to normal, recurring adjustments) and fairly present in all material respects the consolidated financial position and results of operations of the Midwest Group as of their respective dates and the results of operations of the Midwest Group for the periods presented therein. As of the Effective Date, the Midwest Group has no liability or obligation of any nature (whether absolute, accrued,
Share Purchase Agreement (Final)

contingent or otherwise) except as and to the extent (x) reflected or reserved against in the Financial Statements or (y) disclosed in Section 4.1(j) of the Disclosure Schedule. Neither Midwest nor any of the Subsidiaries has engaged in any hedging transactions. Neither AMEC, AMEC Americas, Midwest nor any of the Subsidiaries has received written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, the financial reporting practices of the Midwest Group. All material transactions have been properly recorded in the accounting records underlying the Midwest Group Financial Statements. To the Knowledge of Sellers, no member of the management of the Midwest Group or any other employee with a significant role in the internal control of the Midwest Group over financial reporting has committed any act of fraud having a material effect on the Midwest Group Financial Statements or has engaged in any transaction in which such member of management of the Midwest Group or other employee with a significant role in the internal control of the Midwest Group over financial reporting has had a personal financial interest.
     (k) Capital Structure.
          (i) The authorized share capital of Midwest consists of an unlimited number of common shares and Class B shares, of which only the Shares are issued and outstanding. All of the Shares were validly issued and are fully paid and nonassessable. There are no other securities of Midwest of any class authorized or outstanding. There are outstanding (A) no securities of Midwest or any other Person convertible into or exchangeable or exercisable for equity interests in Midwest; and (B) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Midwest is a party or by which it is bound obligating Midwest to issue, deliver, sell, purchase, redeem or acquire equity interests in Midwest (or securities convertible into or exchangeable or exercisable for equity interests in Midwest) or obligating Midwest to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. Midwest is not subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend, disposition or other rights with respect to the Shares, except as set out in its articles of incorporation.
          (ii) The authorized share capital of MGCL consists of an unlimited number each of Class A common voting shares, Class B common non-voting shares, Class P preferred shares and Class Q preferred shares, of which only 100 shares of Class A common shares are issued and outstanding (the “MGCL Shares”). All of the MGCL Shares were validly issued and are fully paid and nonassessable. There are no other securities of MGCL of any class authorized or outstanding. There are outstanding (A) no securities of MGCL or any other Person convertible into or exchangeable or exercisable for equity interests in MGCL; and (B) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which MGCL is a party or by which it is bound obligating MGCL to issue, deliver, sell, purchase, redeem or acquire equity interests in MGCL (or securities convertible into or exchangeable or exercisable for equity interests in MGCL) or obligating MGCL to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. The MGCL Shares are not subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend,
Share Purchase Agreement (Final)

disposition or other rights with respect to the MGCL Shares, except as set out in its articles of incorporation.
          (iii) The authorized share capital of MPRI consists of an unlimited number of common shares and an unlimited number of preferred shares, of which only 283,581 common shares are issued and outstanding (the “MPRI Shares”). All of the MPRI Shares were validly issued and are fully paid and nonassessable. There are no other securities of MPRI of any class authorized or outstanding. There are outstanding (A) no securities of MPRI or any other Person convertible into or exchangeable or exercisable for equity interests in MPRI; and (B) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which MPRI is a party or by which it is bound obligating MPRI to issue, deliver, sell, purchase, redeem or acquire equity interests in MPRI (or securities convertible into or exchangeable or exercisable for equity interests in MPRI) or obligating MPRI to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. The MPRI Shares are not subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend, disposition or other rights with respect to the MPRI Shares, except as set out in its articles of incorporation.
     (l) Indebtedness and Guarantees. Except as set forth in Section 4.1(l) of the Disclosure Schedule and except for Current Liabilities in the ordinary course of business, there are no notes, mortgages, indentures, bonds, debentures, security agreements or other obligations or instruments for or related to any borrowing effected by Midwest or any of the Subsidiaries or which have been assumed or guaranteed by Midwest or any of the Subsidiaries. Except as set forth in Section 4.1(l) of the Disclosure Schedule and/or in the Midwest Group Financial Statements, neither Midwest nor any of the Subsidiaries is a party to any agreement of guarantee, indemnification or assumption of the obligations of a third party, or other like commitment, contingent or otherwise, including endorsements, inter-company guarantees (other than guarantees by Midwest of obligations of the Subsidiaries and vice versa) and other contingent liabilities (whether written or oral).
     (m) Absence of Certain Changes or Events. Except as set forth in Section 4.1(m) of the Disclosure Schedule or in the Midwest Group Financial Statements or as specifically contemplated by this Agreement, since December 31, 2006, Midwest and the Subsidiaries have operated the Business only in the usual and ordinary course and consistent with past practices, and neither Midwest nor any of the Subsidiaries have done any of the following:
          (i) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;
          (ii) amended or taken any action to amend its certificate or articles of incorporation or by-laws or constating documents or other governing documents;
          (iii) sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or
Share Purchase Agreement (Final)

disposition of an aggregate of $50,000 or more, other than products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business and consistent with past practices;
          (iv) made any investment in or contribution, advance, guarantee or loan to any Person (other than investments, contributions or advances, or commitments with respect thereto, less than $10,000 in the aggregate, made in the ordinary course of business and consistent with past practices);
          (v) paid, loaned or advanced any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates outside the Midwest Group;
          (vi) made any material change in any of the accounting principles followed by the Midwest Group;
          (vii) made or entered into a commitment to increase benefits or benefit plan costs or change bonus, insurance, pension, compensation or other benefit plans or arrangements or grant any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors or employees of Midwest or any of the Subsidiaries;
          (viii) suffered any material adverse change in its financial condition (including changes in working capital, assets, properties, liabilities, obligations or reserves) or experienced any event or failed to take any action which reasonably could be expected to result in such a material adverse change;
          (ix) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which reasonably could be expected to result in a material adverse change of the kind referred to in clause (viii) above;
          (x) issued, sold or otherwise disposed of any of its share capital or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its share capital;
          (xi) made any loan to, or entered into any other transaction with, any of its shareholders, directors, officers, or employees outside the ordinary course of business;
          (xii) delayed or postponed the payment of Accounts Payable or Current Liabilities outside the ordinary course of business;
          (xiii) made or entered into or modified the terms of any oral or written employment or collective bargaining agreement;
Share Purchase Agreement (Final)

          (xiv) granted any license or sublicense of any rights under or with respect to any intellectual property; or
          (xv) agreed, whether in writing or otherwise, to do any of the foregoing.
     (n) Commitments. Neither AMEC, AMEC Americas, Midwest nor any of the Subsidiaries has entered into any commitment (whether or not in writing) which may prevent or impede the transactions contemplated by this Agreement.
     (o) Compliance with Laws. Except as set forth in Section 4.1(o) of the Disclosure Schedule: (i) neither Midwest nor any of the Subsidiaries is in any material respect in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a material violation of or default under any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority; and (ii) no investigation or review by any Governmental Authority with respect to Midwest or any of the Subsidiaries is pending or, to the knowledge of Sellers or the Midwest Group, threatened with respect to the Midwest Group or the Business. Except as set forth in Section 4.1(o) of the Disclosure Schedule, neither Midwest nor any of the Subsidiaries has received notice of any default which remains unremedied under any of the provisions of the laws of Canada or any Province thereof or other applicable laws which, in the aggregate, would have a Material Adverse Effect on the Midwest Group.
     (p) Permits. Section 4.1(p) of the Disclosure Schedule sets forth a full and complete list of the Company Permits. The Midwest Group has obtained and holds all of the Company Permits. Except as set forth in Section 4.1(p) of the Disclosure Schedule: (i) the Midwest Group and the Subsidiaries are in compliance with the terms of the Company Permits; and (ii) Sellers are not aware of any other permits, licenses, variances, exemptions, orders, franchises, approvals, consents, registrations or authorizations of any Governmental Authorities that are required for the lawful ownership, use and operation of the business and assets of the Midwest Group as currently owned, used and operated.
     (q) Litigation. Except as set forth in Section 4.1(q) of the Disclosure Schedule: (i) no litigation, arbitration, investigation or other proceeding of any Governmental Authority is pending or, to the knowledge of Sellers or the Midwest Group, threatened against Midwest or any of the Subsidiaries or any of their assets, with respect to any liability relating to any pending or completed construction project or similar cause of action or otherwise; (ii) neither Midwest nor any of the Subsidiaries is subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) during the past five years, neither Midwest nor any of the Subsidiaries has been a party to any litigation, arbitration or other proceeding. There is no litigation, proceeding or investigation pending or, to the knowledge of AMEC, AMEC Americas or the Midwest Group, threatened against or affecting AMEC, AMEC Americas or the Midwest Group that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by AMEC, AMEC Americas or the Midwest Group in connection with the transactions contemplated hereby.
Share Purchase Agreement (Final)

     (r) No Restrictions. Except as set forth in Section 4.1(r) of the Disclosure Schedule, neither Midwest nor any of the Subsidiaries is a party to any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature or in any geographical area.
     (s) Environmental Matters. Except as set forth in Section 4.1(s) of the Disclosure Schedule, or as disclosed in the Environmental Reports:
          (i) Midwest and the Subsidiaries have conducted their businesses and owned and operated their assets, and are conducting their businesses and operating their assets, in compliance with all Environmental Laws;
          (ii) Neither Midwest nor any of the Subsidiaries has been notified by any Governmental Authority or other third party that any of its operations or assets is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at off-site locations) of any Hazardous Material;
          (iii) Neither Midwest nor any of the Subsidiaries, nor, to the knowledge of Sellers or the Midwest Group, any other Person has filed any notice under any federal, provincial, state or local law indicating that (A) Midwest or any of the Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (B) any Hazardous Material is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by Midwest or any of the Subsidiaries;
          (iv) To the Knowledge of Sellers, no property now or previously owned, leased or operated by Midwest or any of the Subsidiaries is listed on any Governmental Authority list as a site requiring investigation or cleanup;
          (v) There are no sites, locations or operations at which Midwest or any of the Subsidiaries is currently undertaking, or has completed, any removal, remedial or response action relating to any disposal or release, as required by Environmental Laws; and
          (vi) Sellers have accurately disclosed to Purchaser the presence and location of all the underground storage tanks and underground holding/collection tanks.
     (t) Intellectual Property. Section 4.1(t) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Rights that are held by the Midwest Group and that are used in the operation of the Business as currently conducted by the Midwest Group. Except as set forth in Section 4.1(t) of the Disclosure Schedule: (i) Midwest or a Subsidiary holds valid and continuing authority in connection with the use of such Intellectual Property Rights; (ii) the conduct of the Business and the use of the Intellectual Property Rights do not infringe any intellectual property right or any other proprietary right of any Person; (iii) neither AMEC, AMEC
Share Purchase Agreement (Final)

Americas, Midwest nor any of the Subsidiaries has received any written notice from any Person pertaining to or challenging the right of Midwest or any of the Subsidiaries to use any of the Intellectual Property Rights; (iv) Midwest and the Subsidiaries do not own or use any Intellectual Property Right pursuant to a license and have not granted any Person any rights to use Intellectual Property Rights; (v) to the Knowledge of Sellers, no employee of Midwest or any of the Subsidiaries is subject to any agreement with a prior employer or other Person that in any way adversely affects or will adversely affect the Business or the performance of the employee’s duties as an employee; and (vi) Midwest and the Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of their trade secrets and other confidential Intellectual Property Rights.
     (u) Insurance. Section 4.1(u) of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by Sellers or Sellers’ Affiliates which are material and relevant to the Midwest Group, along with an indication of which policies are maintained by the Midwest Group and which are maintained by Sellers or other Persons for the Midwest Group. None of such policies or binders was obtained through the use of materially false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no default by the Midwest Group with respect to any provision contained in any such policy or binder, and the Midwest Group has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Section 4.1(u) of the Disclosure Schedule also sets forth a complete and accurate list of all liability insurance policies maintained by or for the Midwest Group during the past five years.
     (v) Contracts and Agreements. Section 4.1(v) of the Disclosure Schedule contains a complete and accurate list of the Company Contracts and any and all oral agreements, contracts and commitments of the same nature as those written agreements, contracts and commitments listed in the definition of Company Contracts in Section 1.1. Except as described in Section 4.1(v) of the Disclosure Schedule: (i) each Company Contract is in full force and effect and is enforceable in accordance with its terms; (ii) Midwest and the Subsidiaries have performed in all material respects all the obligations required to be performed by them under the Company Contracts; (iii) to the Knowledge of Sellers, there has been no threatened cancellation or termination of any of the Company Contracts and there are no outstanding disputes thereunder; (iv) each of the Company Contracts is with an unrelated third party and was entered into on an arm’s-length basis; (v) no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a material default by Midwest or any of the Subsidiaries thereunder or would cause the termination thereof; (vi) neither Midwest nor any of the Subsidiaries has received notice of the exercise or attempted exercise of premature termination or force majeure rights by any other party to a Company Contract; (vii) no consent of any third party is required under any Company Contract as a result of or in connection with, and the enforceability of any Company Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement; and (viii) all projects of the Midwest Group that are under contract have been adequately bonded and/or insured.
     (w) Customers/Clients and Suppliers. Section 4.1(w) of the Disclosure Schedule contains a complete and accurate list of (i) the five largest customers/clients of the Midwest Group
Share Purchase Agreement (Final)

(based on 2005 and 2006 sales), together with the volume of the revenues received from each such customer/client during 2005 and 2006, and (ii) the 10 largest suppliers to the Midwest Group (based on 2005 and 2006 purchases), together with the volume of the purchases made from each such supplier during 2005 and 2006. To the knowledge of AMEC, AMEC Americas and the Midwest Group, none of such customers/clients or suppliers intends to cease working with, or selling to, the Midwest Group or to materially alter the amount of such transactions or projects as a result of the transactions contemplated hereby or otherwise. Except for investments(s) in publicly traded entities (any such investment individually not exceeding one percent of the equity of such entity) or investments in government bonds or securities, neither AMEC nor AMEC Americas has any direct or indirect interest in any competitor, supplier or customer of the Midwest Group or in any person from whom or to whom the Midwest Group leases any real or personal property, or in any person with whom the Midwest Group has any contract, agreement, understanding, business arrangement or relationship.
     (x) Real Property. Section 4.1(x) of the Disclosure Schedule sets forth a complete and accurate list of all real property and facilities owned, leased or operated by Midwest and the Subsidiaries at the present time or at any time during the past five years. Except as set forth in Section 4.1(x) of the Disclosure Schedule:
     (i) The real property currently owned or under lease to Midwest and the Subsidiaries constitutes all the interests in real property held for use or used in connection with the business of the Midwest Group as presently conducted;
     (ii) There are no eminent domain or other similar proceedings pending or, to the Knowledge of Sellers and the Midwest Group, threatened affecting any portion of the real property currently owned or under lease to Midwest or any of the Subsidiaries;
     (iii) There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the Knowledge of Sellers and the Midwest Group, threatened, contesting, prohibiting or restricting the ownership, lease, use, occupancy or operation by the Midwest Group of any such real property;
     (iv) The use and operation of the owned or leased real property in the present conduct of the business of the Midwest Group do not violate in any material respect any instrument of record or agreement affecting such real property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting such real property or the use or occupancy thereof; and
     (v) All covenants and obligations set forth in the Caveat regarding Restrictive Covenant registered as Instrument No. 762 103 305 have been complied with.
     (y) Leases. Section 4.1(y) of the Disclosure Schedule contains a true and complete list of all leases of real and personal property to which Midwest or any of the Subsidiaries is a party. Each such lease is valid, binding and enforceable in accordance with its terms and is in full force and
Share Purchase Agreement (Final)

effect. Except as set forth on Section 4.1(y) of the Disclosure Schedule, neither Midwest nor any of the Subsidiaries has violated the terms of any capital or operating lease to which such entity is a party, and there are no equipment leases with a legal requirement to purchase such leased equipment prior to the expiration of the lease term as a result of over-hour charges on the leased equipment.
     (z) Inventory. The Inventory reflected on the consolidated balance sheets of the Midwest Group included in the Midwest Group Financial Statements, and any other inventory acquired by or for the Midwest Group since the date thereof consists of items of a quality, quantity and condition usable in the ordinary course of business by the Midwest Group, except for obsolete, unusable, not readily saleable or below-standard quality items, all of which have been either written off or written down to net realizable value in the Midwest Group Financial Statements.
     (aa) Employee Benefit Plans.
          (i) Section 4.1(aa) of the Disclosure Schedule sets forth a complete and accurate list of all Company Employee Benefit Plans. Except for the Company Employee Benefit Plans, neither Midwest nor any of the Subsidiaries has any fixed or contingent liability with respect to any employee benefit, pension or other plan (whether written or oral). No bonuses, incentive awards or fringe benefits, other than those listed in Section 4.1(aa) of the Disclosure Schedule, have been promised (either orally or in writing) to any employee, director, officer or agent of Midwest or any of the Subsidiaries.
          (ii) There is no material violation of applicable law with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans.
          (iii) With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances that could be expected to result in liability under any applicable law.
          (iv) With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations (including severance obligations) which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Midwest Group Financial Statements.
          (v) Except as set forth in Section 4.1(aa) of the Disclosure Schedule: (A) Midwest and the Subsidiaries have performed all obligations, whether arising by operation of law or by contract required to be performed by them in connection with the Company Employee Benefit Plans, and, to the Knowledge of Sellers and the Midwest Group, there have been no defaults or violations by any other party to any of the Company Employee Benefit Plans; (B) all reports, returns, notices, disclosures and other documents relating to the Company Employee Benefit Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law and each Company Employee Benefit Plan has
Share Purchase Agreement (Final)

been administered in compliance with its governing documents; (C) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Sellers and the Midwest Group, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (D) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (E) no act, omission or transaction has occurred which could result in imposition on Midwest or any of the Subsidiaries of breach of fiduciary duty liability damages, a civil penalty assessed or a tax imposed pursuant to applicable law; (F) there is no matter pending with respect to any of the Company Employee Benefit Plans before any Governmental Authority; (G) each of the Company Employee Benefit Plans complies, in form and operation with applicable law; (H) neither Midwest nor any of the Subsidiaries has any liabilities or other obligations, whether actual or contingent, with respect to any Company Employee Benefit Plan, including liability for post-retirement medical benefits, post-retirement life insurance benefits, continuation coverage or severance benefits; and (I) neither AMEC, AMEC Americas, Midwest nor any of the Subsidiaries nor any present or former director or officer of, or any employee or other agent of, Midwest or any of the Subsidiaries has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Midwest or any of the Subsidiaries, which will be binding upon or enforceable against Midwest or any of the Subsidiaries after the Closing.
          (vi) Neither Midwest, any of the Subsidiaries nor any of the Company Employee Benefit Plans has any obligation or commitment with respect to retirees.
          (vii) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable laws, and neither Midwest, any of the Subsidiaries, nor any “party in interest” or “disqualified person” with respect to the Company Employee Benefit Plans, has engaged in any prohibited transaction under applicable law.
          (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of Midwest or any of the Subsidiaries.
          (ix) True, correct and complete copies of each of the Company Employee Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Purchaser.
          (x) Except as set forth in Section 4.1(aa) of the Disclosure Schedule, no employee of Midwest or any of the Subsidiaries is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor of Midwest or any of the Subsidiaries for workers’ compensation or similar benefits.
Share Purchase Agreement (Final)

       (bb) Employment Contracts. Except as set forth in Section 4.1(bb) of the Disclosure Schedule, or as contemplated by this Agreement:
          (i) Neither Midwest nor any of the Subsidiaries is subject to or obligated under any agency, consulting, employment, severance, termination or similar arrangement, or any share option, share purchase or similar plan or other similar arrangement, entered into or maintained for the benefit of its employees or any other Person, or any agreement that provides for a payment on termination other than what would be implied under common law; and
          (ii) No employee of Midwest or any of the Subsidiaries or any other Person owns, or has any right granted by Midwest or any of the Subsidiaries to acquire, any interest in any of the assets or the business of Midwest or any of the Subsidiaries.
       (cc) Labour Matters.
          (i) Sellers have previously provided to Purchaser a complete and accurate list of all of the employees of Midwest and the Subsidiaries, showing each such employee’s position and total compensation.
          (ii) Section 4.1(cc) of the Disclosure Schedule contains a true and correct list of all collective bargaining agreements and other labour agreements with any labour union or employee association affecting the Midwest Group. Except as set forth in Section 4.1(cc) of the Disclosure Schedule: (A) such agreements are in full force and effect, (B) neither Midwest nor any of the Subsidiaries is in breach or default under any of such agreements, and (C) there is no pending or, to the Knowledge of Sellers or the Midwest Group, threatened labour dispute, grievance, strike or work stoppage by the employees of Midwest or any of the Subsidiaries. Except as set forth in Section 4.1(cc) of the Disclosure Schedule, neither Midwest nor any of the Subsidiaries has made any commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and there have not been any attempts to organize, certify or establish any labour union or employee association.
          (iii) Midwest and the Subsidiaries are in compliance with all laws, rules, regulations and orders relating to the employment of labour, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity, language of work and workers’ compensation. There are no outstanding inquiries, charges or complaints against Midwest or any of the Subsidiaries relating to unfair labour practices, unjust dismissal, non-compliance with any legal obligation in relation to any employees, discrimination, harassment, non-compliance with health and safety in the workplace legislation or under any legislation to any employees. Each of Midwest and the Subsidiaries has paid in full all amounts owing under all applicable workers’ compensation legislation in the provinces in which it conducts operations, and the workers’ compensation claims
Share Purchase Agreement (Final)

experienced in connection with the operation of the businesses of the Midwest Group would not entail additional monetary obligations for the period ending at the Closing.
          (iv) With respect to any termination of employment of any employee of Midwest or any Subsidiary which has occurred before the Closing, each of Midwest and the Subsidiaries, as applicable, has paid, or accrued on the Financial Statements, in full all amounts, obligations and debts owing to any such terminated employees, including all wages, salary, bonuses, commissions, vacation, holiday pay and severance amounts in lieu of notice of termination.
       (dd) Accounts Receivable. All of the accounts, notes and loans receivable that have been recorded on the books of the Midwest Group are bona fide and represent accounts receivable validly due for services rendered in the ordinary course of business.
       (ee) Taxes. Except as set forth in Section 4.1(ee) of the Disclosure Schedule:
          (i) Midwest and each of the Subsidiaries have (A) timely filed with all applicable tax authorities all federal, provincial and local returns, reports, designations, elections and statements required to be filed by it or on its behalf with respect to any Taxes (“Tax Returns”), and all such Tax Returns dated after 2001 have been provided to Purchaser and are true, complete and accurate in all material respects; and (B) timely withheld from employee wages and payments to non-residents and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over. Each of Midwest and the Subsidiaries has fulfilled all requirements under the Tax Act and the regulations thereto, the Canada Pension Plan, the Employment Insurance Act (Canada) and any other applicable provincial legislation, providing for the payment or withholding of any sum, fee, assessment or other payment in relation to the employees of Midwest and the Subsidiaries and has remitted all amounts withheld to the appropriate authorities within the prescribed times;
          (ii) None of Sections 79, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to Midwest or any of the Subsidiaries at any time up to and including the Closing Date;
          (iii) Midwest and each of the Subsidiaries has paid to all applicable tax authorities all Taxes and all installments of Taxes required to be paid by it, and no portion of any such Taxes is outstanding;
          (iv) Neither Midwest nor any of the Subsidiaries is subject to or a party to any audit, assessment, reassessment, determination of loss, reclassification of assets, objection, or appeal with respect to any Taxes or any matter required to be disclosed in any Tax Return or to any agreement to extend the time to file any Tax Return or limitation period for the assessment or collection of any taxes, and to the best of Sellers’ knowledge, no tax authority has threatened to initiate or is considering initiating any such action with respect to Taxes or Tax Returns; and
Share Purchase Agreement (Final)

          (v) Each of Midwest and the Subsidiaries is duly registered for the purposes of Part IX of the Excise Tax Act (Canada) with respect to goods and services tax and Midwest’s registration number is 12341 7438 RT0001, MGCL’s registration number is 12830 5638 RT0001 and MPRI’s registration number is 89472 8567 RT0001.
       (ff) Tangible Personal Property. Section 4.1(ff) of the Disclosure Schedule contains a true and complete list of each item of Tangible Personal Property which the Midwest Group owns or purports to own having a fair market value of $37,500 or greater.
       (gg) Absence of Certain Business Practices. Neither Midwest nor any of the Subsidiaries, nor any of their partners, officers, directors, managers, employees or agents, nor any other Person acting on any of their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Midwest or any of the Subsidiaries (or assist Midwest or any of the Subsidiaries in connection with any actual or proposed transaction): (i) which might subject Midwest or any of the Subsidiaries or their Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding, including with respect to the FCPA; (ii) which, if not continued in the future, would have a Material Adverse Effect on the Midwest Group or which might subject Midwest or any of the Subsidiaries to suit or penalty in any private or governmental litigation or proceeding; or (iii) for establishment or maintenance of any concealed fund or concealed bank account. Neither Midwest nor any of the Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging fraud or suspected fraud affecting Midwest or any of the Subsidiaries.
     (hh) Books and Records. All books, records and files of the Midwest Group (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by Midwest and the Subsidiaries of their assets and the Business. The minute books of Midwest and the Subsidiaries contain complete and accurate records of the actions of the shareholders and directors of Midwest and the Subsidiaries.
     (ii) Powers of Attorney; Authorized Signatories. Section 4.1(ii) of the Disclosure Schedule lists (i) the names and addresses of all persons holding powers of attorney on behalf of Midwest or any of the Subsidiaries; and (ii) the names of all banks and other financial institutions in which Midwest or any of the Subsidiaries currently has an account, deposit or safe deposit box, along with the account numbers and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.
     (jj) Agreements with Sellers. Except as set forth in Section 4.1(jj) of the Disclosure Schedule, there are no agreements or contracts in existence between AMEC, AMEC Americas or any of their Affiliates (other than the Midwest Group) and Midwest or any of the Subsidiaries which extend beyond the Closing.
Share Purchase Agreement (Final)

     (kk) Bankruptcy and Insolvency Matters. No action or proceeding has been commenced or filed by or against AMEC, AMEC Americas, Midwest or any of the Subsidiaries or which seeks or may lead to receivership, bankruptcy, a consumer proposal or any other similar proceeding in respect of AMEC, AMEC Americas, Midwest or any of the Subsidiaries, the adjustment, compromise or composition of claims against AMEC, AMEC Americas, Midwest or any of the Subsidiaries or the appointment of a trustee, receiver, liquidator, custodian or other similar officer for AMEC, AMEC Americas, Midwest or any of the Subsidiaries or any portion of their assets. No such action or proceeding has been authorized or is being considered by or on behalf of AMEC, AMEC Americas, Midwest or any of the Subsidiaries and no creditor of AMEC, AMEC Americas, Midwest or any of the Subsidiaries has threatened to commence or advised that it may commence, any such action or proceeding.
     (ll) Resident of Canada. Neither AMEC nor AMEC Americas is a non-resident of Canada for purposes of the Tax Act.
     (mm) Unanimous Shareholder Agreements. Any and all prior unanimous shareholder, pooling, escrow or similar agreements respecting Midwest and the Subsidiaries have been terminated.
     (nn) Remuneration of Certain Persons. Except for payment or reimbursement of expenses, repayment of loans, payment of management fees, dividends and salaries payable in the ordinary course, consistent with past practice (the details of which have been provided to Purchaser), no payments have been made or authorized since December 31, 2006, by Midwest or any of the Subsidiaries to any of their officers, directors, shareholders or employees, or former officers, directors, shareholders or employees, or to any Person or company not dealing at arm’s length (as such term is defined in the Tax Act) with Midwest or any of the Subsidiaries, or any such Person.
     (oo) Delivery of Documents. True and complete copies of all written instruments described or listed on the Disclosure Schedule have been delivered or made available to Purchaser.
     (pp) Disclosure. No representation or warranty of AMEC or AMEC Americas set forth in this Agreement or in any of the Schedules or Exhibits hereto, or other statement in writing or certificate furnished or to be furnished to Purchaser by or on behalf of AMEC or AMEC Americas in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they are made.
     4.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers as follows:
     (a) Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada, and has all requisite power and authority to own its properties and to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby.
Share Purchase Agreement (Final)

     (b) Authority. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate and other action, and no further corporate or other action is necessary on the part of Purchaser for Purchaser to execute and deliver this Agreement and to consummate and perform its obligations hereunder.
     (c) Validity and Binding Effect. This Agreement has been executed and delivered on behalf of Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.
     (d) Noncontravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any provision of (i) the Certificate or Articles of Incorporation or Bylaws of Purchaser; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to Purchaser; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets.
     (e) Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the filing of a pre-merger notification under the Competition Act (Canada) and the expiration or termination of the applicable waiting period thereunder. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     (f) Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.
     (g) Funding. Purchaser has available adequate funds in an aggregate amount sufficient to pay (i) all amounts required to be paid to Sellers upon and following the Closing under this Agreement, and (ii) all expenses incurred or which will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.
Share Purchase Agreement (Final)

     (h) Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, except in compliance with applicable securities laws.
     (i) Disclosure. No representation or warranty of Purchaser set forth in this Agreement or in any of the Schedules or Exhibits hereto, or other statement in writing or certificate furnished or to be furnished to Sellers by or on behalf of Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they are made.
ARTICLE V
COVENANTS
     5.1 Conduct of Business by the Midwest Group Pending Closing. During the period from the Effective Date to the Closing, Sellers shall cause Midwest and the Subsidiaries to operate their businesses in the ordinary course and shall use all commercially reasonable efforts to preserve in all material respects the business organizations (subject to Section 5.8), assets, prospects and advantageous business relationships of the Midwest Group and to maintain satisfactory relationships with the licensors, licensees, suppliers, contractors, distributors, customers and others having advantageous business relationships with the Midwest Group, and except as may be contemplated by this Agreement or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, shall not permit Midwest or any of the Subsidiaries to take any of the following actions:
     (a) authorize or effect any change in its Organizational Documents (subject to Section 5.8);
     (b) grant any options, warrants or other rights to purchase or obtain any of its share capital or issue, sell or otherwise dispose of any of its share capital;
     (c) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;
     (d) impose any security interest upon any of its assets;
     (e) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;
     (f) make any change in employment terms for any of its directors, officers or employees outside the ordinary course of business;
     (g) enter into, adopt or amend any employment agreement or pension plan, or grant, or become obligated to grant, any increase in the compensation payable or to become payable to any of its officers, managers or directors or any general increase in the
Share Purchase Agreement (Final)

compensation payable or to become payable to its employees, except for such actions as are otherwise specifically provided for herein;
     (h) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any material assets or properties, other than in the ordinary course of business;
     (i) waive, release, grant or transfer any material rights or modify or change in any material respect any material existing license, lease, contract or other document, other than in the ordinary course of business and other than actions otherwise contemplated by this Agreement;
     (j) make any capital expenditure, unless such expenditure is disclosed in Section 5.1 of the Disclosure Schedule or is less than $50,000;
     (k) issue any bid or enter into, change or modify a Company Contract; or
     (l) commit to any of the foregoing.
     5.2 Access to Assets, Personnel and Information.
     (a) From the date hereof until the Closing, Sellers will afford to Purchaser, at Purchaser’s sole risk and expense, access at reasonable times to any of the assets, books and records, contracts, facilities, audit work papers and payroll records of the Midwest Group and shall, upon request, furnish promptly to Purchaser (at Purchaser’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning the Midwest Group (or its assets) that is within the possession or control of AMEC, AMEC Americas or the Midwest Group. During such period, Sellers will make available to Purchaser office space and facilities at the office facilities of the Midwest Group. Notwithstanding the foregoing, no investigation pursuant to this Section 5.2(a) will affect or be deemed to modify any of the representations or warranties made by Sellers in this Agreement. The confidentiality of all such documents and information furnished to Purchaser shall be maintained by Purchaser and treated the same as Purchaser would treat its own confidential information.
     (b) Purchaser shall have the right and opportunity to make a physical assessment of the assets of the Midwest Group and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon. Sellers shall be provided 48 hours prior notice of any such inspection, and Sellers shall have the right to witness all such inspections; provided, however, that Purchaser shall cause the Purchaser Representatives to conduct themselves at all times while on premises of the Midwest Group in a manner likely to cause the least possible disruption to the business activities of the Midwest Group. Purchaser shall keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not disclose any of such data, information or results to any Person
Share Purchase Agreement (Final)

unless otherwise required by law or regulation and then only after written notice to Sellers of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser on the assets of the Midwest Group in connection with conducting such physical assessment, except to the extent of and limited by the negligence or willful misconduct of AMEC, AMEC Americas or the Midwest Group or any representative of AMEC, AMEC Americas or the Midwest Group.
     (c) From the date hereof until the Closing, Sellers shall cause the Midwest Group to fully and accurately disclose to Purchaser and the Purchaser Representatives all information that is (i) reasonably requested by Purchaser or any of the Purchaser Representatives, (ii) known to Midwest or any of the Subsidiaries, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of the Midwest Group.
     (d) Each of AMEC and AMEC Americas agrees that it will not (and will cause its directors and officers not to), and Purchaser agrees that it will not (and will cause the officers of Purchaser not to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
     5.3 No Solicitation. Immediately following the execution of this Agreement, Sellers shall not, and shall not permit the Midwest Group to, solicit, initiate, knowingly encourage the submission of, or conduct discussions or negotiations with respect to any offer or proposal to acquire all or any part of the Shares or all or any material portion of the assets or business of the Midwest Group (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise. Sellers shall notify Purchaser immediately if any third party makes any offer with respect to the foregoing.
     5.4 Additional Arrangements. Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken (including actions which Sellers shall cause the Midwest Group to take), and in the case of Purchaser, shall use reasonable efforts to take or cause to be taken, all actions or shall do, or cause to be done, or in the case of Purchaser, shall use reasonable efforts to do or cause to be done all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the Closing of the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of the Parties shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.
Share Purchase Agreement (Final)

     5.5 Payment of Expenses. Except as otherwise provided herein, each of the Parties shall bear its own expenses in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it.
     5.6 Public Announcements. Sellers and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other Party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law, securities regulations or stock exchange rules; and provided further, that either Sellers or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases.
     5.7 Tax Returns. Sellers shall prepare and provide to Purchaser a draft stub period Tax Return which shall assume that the pre-closing transactions, if any, contemplated by Section 5.8 had not occurred. In the event that the transactions contemplated by Section 5.8 have occurred prior to Closing, Purchaser shall prepare a Tax Return taking such transactions into account. Prior to filing any Tax Return required to be filed by any of Midwest or the Subsidiaries for any period ending on or before the Closing Date, Sellers shall be entitled to review such Tax Return no later than 30 days prior to the date such Tax Return is due to be filed and Purchaser shall incorporate any resulting requests to amend such Tax Return received by it no later than 10 days prior to such due date as Purchaser considers reasonable.
     5.8 Pre-Closing Transactions. Prior to the Closing Date, Purchaser may request that any of Midwest or the Subsidiaries establish one or more subsidiary corporations and/or one or more limited partnerships between members of the Midwest Group and transfer all or any portion of the businesses of the Midwest Group related to the Business or otherwise to such subsidiary corporations or partnerships. Sellers agree, at Purchaser’s expense, to comply with such request and cause the members of the Midwest Group to undertake such transactions, including the execution of the necessary agreements and tax elections, provided that: (i) Purchaser bears all the costs of completing such transactions; (ii) Sellers and their counsel, acting reasonably, are of the view that such transactions do not violate any statutory, contractual or equitable obligation of any member of the Midwest Group; (iii) Purchaser agrees to fully indemnify Sellers for all losses (including for certainty, any Taxes) in respect of such transactions, including the unwinding of such transactions; (iv) Purchaser agrees to forego the indemnity of Sellers for all losses (including for certainty any Taxes) in respect of such transactions; (v) Purchaser and its counsel prepare all agreements, conveyances, resolutions and similar documents necessary to undertake such transactions; and (vi) Purchaser prepares all necessary tax elections required to complete such transactions on a tax-deferred basis.
     5.9 Further Assurances. From time to time after the Closing, each of the Parties will execute and deliver such further instruments of conveyance and transfer and take such other action as the other Party may reasonably request in order more effectively to convey and transfer the Shares and to assist in completing the transactions contemplated by this Agreement.
Share Purchase Agreement (Final)

     5.10 Taxes. Except for any Taxes of any nature resulting from the transactions described or contemplated under Section 5.8: (i) Sellers shall bear and pay any applicable sales, use and/or other transfer taxes payable in connection with this Agreement and the transactions contemplated hereby; (ii) Sellers shall be responsible for remitting all such taxes to the appropriate Governmental Authority; (iii) Sellers shall be responsible for all Taxes resulting from any inter-company financial transactions completed prior to the Closing for the purpose of eliminating inter-company balances or redeeming any preferred shares; and (iv) Sellers shall be responsible for any income taxes resulting from the transactions contemplated in this Agreement, except for any Taxes of any nature resulting from the transactions described or contemplated under Section 5.8.
     5.11 Confidentiality.
     (a) Prior to the Closing, Sellers agree that they will not use or disclose to any third party, excluding Seller Representatives, any confidential information with respect to Purchaser. Sellers acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information. For a period of two years after the Effective Date, Sellers shall hold, and shall cause their Affiliates and the Seller Representatives to hold, confidential all information pertaining to the business or assets of the Midwest Group which is non-public, confidential or proprietary in nature, except to the extent (a) such information is of record with any public agency; (b) such information is or becomes public knowledge through no action of AMEC, AMEC Americas, their Affiliates or any of the Seller Representatives; or (c) AMEC, AMEC Americas, any of their Affiliates or any of the Seller Representatives is required by law, securities regulations or stock exchange rules to disclose.
     (b) Prior to the Closing, Purchaser agrees that it will not use or disclose to any third party, excluding Purchaser Representatives, any confidential information with respect to Sellers or the Midwest Group. Purchaser acknowledges and agrees that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information. For a period of two years after the Effective Date, Purchaser shall hold, and shall cause its Affiliates and the Purchaser Representatives to hold, confidential all information pertaining to the business or assets of Sellers (other than information relating to the Midwest Group) which is non-public, confidential or proprietary in nature, except to the extent (a) such information is of record with any public agency; (b) such information is or becomes public knowledge through no action of Purchaser, its Affiliates or any of the Purchaser Representatives; or (c) Purchaser, any of its Affiliates or any of the Purchaser Representatives is required by law, securities regulations or stock exchange rules to disclose; provided, however, that upon the Closing, Purchaser shall not owe Sellers a duty to keep confidential information of the Midwest Group to the extent that such information does not include information confidential or proprietary to Sellers.
     5.12 Noncompetition. Each Seller agrees that, for a period of five years from the date of the Closing, it will not, directly or indirectly, in any way (a) compete with Purchaser or the Midwest Group in Western Canada or the Northern Territories by engaging in the Business (by soliciting
Share Purchase Agreement (Final)

Purchaser’s customers or otherwise) or operating, holding an equity or debt interest in, or extending financial assistance to any person or entity (other than Purchaser or the Midwest Group) which is then engaged in the Business as it is conducted by the Midwest Group on the date of the Closing or during the three-year period prior to the Closing Date; or (b) solicit any employee of the Midwest Group for employment by AMEC or AMEC Americas or any of their Affiliates or any undertaking with which AMEC or AMEC Americas or any of their Affiliates is associated. For purposes of this Section 5.12, the term Purchaser shall also include Affiliates of Purchaser. Nothing herein shall prevent AMEC, AMEC Americas or their Affiliates from owning up to two percent of the outstanding share capital of any publicly traded entity, regardless of the business in which such entity might be engaged.
     5.13 Employees. All employees of the Midwest Group as of the Closing Date will remain employed by the Midwest Group, and shall maintain their seniority and salary levels; provided, however, that the continued employment by such employees beyond the Closing Date shall be subject to normal management prerogatives. From and after the Closing Date, neither AMEC nor AMEC Americas shall be responsible for any employment-related obligations for the Midwest Group employees, including, for the avoidance of doubt, any severance obligations.
     5.14 Brokers’ Fees. Each of AMEC and AMEC Americas, on the one hand, and Purchaser, on the other, represents and warrants to the other that, it has not incurred any liability for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement, except that Crown Capital has acted as an advisor to Purchaser in connection with the transaction contemplated under this Agreement, and Purchaser acknowledges its sole responsibility for payment of any associated fees payable to Crown Capital. Each of Purchaser, on the one hand, and AMEC and AMEC Americas, on the other, agrees to indemnify, defend and hold the other and its related persons harmless from any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying party, and to bear the cost of attorneys’ fees and expenses incurred in defending against any such claim.
     5.15 Mutual Cooperation. Each Party shall cooperate with the other Parties, which cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by the other Party in connection with the prosecution or defense of any claims or other matters relating to the transactions contemplated herein.
Share Purchase Agreement (Final)

     5.16 Preservation of Files and Records. For a period of five years after the date of the Closing: (a) Purchaser shall preserve, or cause the Midwest Group to preserve, all files and records relating to the Midwest Group that are less than five years old, shall allow Sellers or their designee reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Seller; and (b) Sellers shall preserve all files and records relating to the Midwest Group that are less than five years old and that are retained by AMEC and AMEC Americas, shall allow Purchaser or its designee reasonable access to such files and records relating to the Midwest Group as may be in the possession of AMEC or AMEC Americas and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Purchaser; provided, however, that, after the expiration of the five years following the Closing Date, each Seller shall, and Purchaser shall or shall cause the Midwest Group to, as applicable, preserve all files and records which relate to or are necessary or useful for the prosecution, defense or investigation of any matter (whether or not such matter is a Claim subject to any Party’s obligation to indemnify any other Party) for the earlier of (i) the expiration of the statute of limitations applicable to such matter and (ii) the period of time reasonably requested by the prosecuting, defending or investigating Party. A Party shall not have obligations to preserve files and records for the extended period provided for in the foregoing proviso unless any other Party has notified such Party of its need or potential need for such records prior to the expiration of the five years following the Closing Date.
     5.17 Compliance with Law and Rules. The Parties acknowledge that Purchaser, Purchaser’s Affiliates and all of their employees, officers, directors and representatives are subject to the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), and that, accordingly, all of Sellers’ activities under or in connection with this Agreement are subject to the requirements of the FCPA. Each Seller warrants and agrees that, in connection with the transaction contemplated by this Agreement, neither it nor anyone acting on its behalf has violated the FCPA by paying, offering or giving anything of value to any government official, political party or political candidate, any public international organization official or any other person with the knowledge that the payment, promise or gift, in whole or in part, would be passed on to any of the foregoing in order to influence an official act or decision that would assist AMEC, AMEC Americas, Purchaser or the Midwest Group in securing an improper advantage or in obtaining or retaining business or in directing business to any other Person. Each Seller certifies that, in connection with the transaction contemplated by this Agreement: (a) its conduct is consistent with the FCPA and (b) it has not engaged in any conduct contrary to the FCPA.
     5.18 Privacy Matters.
     (a) Disclosed Personal Information. The Parties acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to any Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).
Share Purchase Agreement (Final)

     (b) No Unrelated Use. No Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereby.
     (c) Necessary Disclosure. Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated hereby, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the transactions contemplated hereby.
     (d) Applicable Measures. Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.
     (e) Duty to Keep Confidential. Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access to such information in order to complete the transactions contemplated hereby.
     (f) Duty to notify. Each Party shall promptly notify the other Parties of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any Authorized Authority charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.
     (g) Duty to Return or Destroy. Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any Party hereto, the other Parties shall forthwith cease all use of the Personal Information acquired by such other Parties in connection with this Agreement and will return to the requesting Party or, at the requesting Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).
     5.19 Environmental Inspection.
     (a) During the period from the Effective Date to the Closing, Sellers shall permit Purchaser to conduct environmental inspections of the operations and assets of the Midwest Group, including all properties owned or leased by the Midwest Group.
Share Purchase Agreement (Final)

     (b) Purchaser may retain Golder Associates to conduct, at Purchaser’s sole expense, a Phase I Environmental Site Assessment (“Golder Phase I”) and a Phase II Environmental Site Assessment (the “Golder Phase II”) to perform the scope of work identified in the Golder Phase I and the resulting Golder Associates Work Plan as well as any follow-up delineation investigation, inspection and/or audit of the above ground storage tanks and underground sump holding/collection tank. Purchaser shall provide Sellers with a copy of the Golder Phase I and II reports once obtained.
     5.20 Environmental Remediation; Further Inspection. Sellers shall perform, at Sellers’ sole expense, the following remediation activities at the Ellis Drive Property:
     (a) Removal of the two fuel and/or diesel underground storage tanks and surrounding soil under the environmental supervision and direction of Golder Associates or subcontractors recommended by Golder Associates, and following removal of the underground storage tanks, any remediation required as a result of inspection by Golder Associates, at Sellers’ expense, of such removal site;
     (b) Remediation and removal of the surficial staining in the parking areas, maintenance areas and other stained areas in the equipment storage yard as identified in the Golder Phase II; and
     (c) Decommissioning of the monitoring wells located on the Ellis Drive Property in consultation and with oversight by Golder Associates.
Sellers shall make reasonable efforts to perform the items set forth above prior to Closing. Sellers shall also perform any other Phase III remediation activities which are recommended as a result of the Golder Phase II. Sellers may contest the findings of the Golder Phase II report by giving notice to Purchaser within 14 days after receipt of the Golder Phase II report. Should notice be properly given, the Golder Phase II report may be submitted, at Sellers’ sole expense, to a qualified, independent environmental consultant, approved by Purchaser, who shall provide advice to Purchaser, who will decide, acting reasonably, whether the recommended remediation from the Golder Phase II report is justified.
     5.21 Inter-company Indebtedness. Prior to the Closing, Sellers shall cause all inter-company accounts, indebtedness, guarantees and indemnities between the Midwest Group and AMEC or AMEC Americas, or any Affiliate of Sellers, to be reduced to zero. Additionally, prior to the Closing, Sellers shall present to Purchaser trial balances of Midwest, MGCL and MPRI evidencing that the aforementioned debt obligations have been reduced to zero, along with an accurate description on how such accounts were reduced to zero.
     5.22 Competition Act. Each Party shall cooperate with the other Parties regarding the filing of the pre-merger notification required by the Competition Act (Canada). Each of Sellers on the one hand, and Purchaser on the other hand, shall bear one-half the cost of the $50,000 pre-merger notification filing fee payable under the Competition Act (Canada).
Share Purchase Agreement (Final)

     5.23 Prohibited Acquisitions.
     (a) No Seller or its Affiliates (excluding any Affiliate acquiring the shares of AMEC plc, a corporation organized under the laws of the United Kingdom, through merger) has acquired or will acquire any property that is (i) Prohibited Property, (ii) shares of Willbros Group, Inc., or (iii) debt issued by Willbros Group, Inc., for a period of at least four years after the date of this Agreement.
     (b) To the best of Sellers’ knowledge as of the date of this Agreement, no shareholder owning an interest of 10 percent or greater in AMEC plc has acquired or intends to acquire property that is Prohibited Property.
ARTICLE VI
CONDITIONS
     6.1 Conditions to Each Party’s Obligation to Proceed with Closing. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:
     (a) Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on the Midwest Group or on Purchaser, as the case may be, or to materially adversely affect the consummation of the transaction contemplated by this Agreement. Prior to the Closing, Competition Act Approval shall have been obtained.
     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that, prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, and, if necessary, the Closing shall be delayed for up to 30 days while such efforts are taking place.
     6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:
     (a) Representations and Warranties. The representations and warranties of AMEC and AMEC Americas set forth in Section 4.1 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and
Share Purchase Agreement (Final)

correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by a Responsible Officer of AMEC and AMEC Americas to such effect.
     (b) Performance of Covenants and Agreements by Seller. AMEC and AMEC Americas shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of AMEC and AMEC Americas to such effect.
     6.3 Conditions to Obligations of Seller. The obligations of Sellers to proceed with the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:
     (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Sellers shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.
     (b) Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.
ARTICLE VII
TERMINATION
     7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:
     (a) By mutual written agreement of Purchaser and Sellers;
     (b) By either Sellers or Purchaser if (i) except as provided in clause (ii) below, the Closing has not occurred by July 5, 2007 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement (which, in the case of Sellers, shall include breach or failure by the Midwest Group) has been the cause of or resulted in the failure of Closing to occur on or before such date); (ii) the Closing has not occurred by July 5, 2007, solely because the Competition Act Approval has not yet been obtained; provided, however, that if the Commissioner of Competition, Industry Canada Competition Bureau (the “Bureau”) has indicated that it requires or requests additional information upon which to evaluate the transaction, each of the Parties, during the 30 days following July 5, 2007, shall provide such information or otherwise reasonably cooperate with the Bureau to cause the Bureau to reach its
Share Purchase Agreement (Final)

determination and this Agreement shall not be subject to termination until the expiration of such 30 days; or (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree and such efforts may continue up to 30 days after the Effective Date);
     (c) By Purchaser if either Seller has failed to comply in any material respect with any of such Seller’s covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 business days after notice and demand for cure thereof;
     (d) By Sellers (i) if Purchaser has failed to comply in any material respect with any of Purchaser’s covenants or agreements contained in this Agreement, and such breach or failure has not been, or cannot be, cured within 10 business days after notice and a demand for cure thereof; or
     (e) By either Sellers or Purchaser in the event that the Closing has not occurred prior to August 6, 2007.
     7.2 Effect of Termination. If this Agreement is terminated by either Sellers or Purchaser pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void without liability to any Party to this Agreement except for, and there shall be no further obligation on the part of any Party or its respective Affiliates except pursuant to, the provisions of Sections 2.2(b) (with respect to the Deposit), 5.2(b) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.5 (regarding payment of expenses), 5.8 (with respect to the indemnification provisions contained therein), 5.11(a) and 5.11(b) (with respect to the confidentiality provisions contained therein) and 5.15 (with respect to the indemnification provisions contained therein), which shall continue pursuant to their terms; provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination; and provided further, in no event will any Party be liable to any other Party for incidental, consequential, exemplary, punitive or special damages of any kind or for lost or imputed profits. If this Agreement is terminated by Purchaser, Purchaser shall reimburse Sellers for the reasonable costs incurred by Sellers related to the unwinding of the pre-closing transactions described in Section 5.8. Upon such termination, Sellers shall be free to immediately enjoy all rights of ownership and to sell, transfer, encumber or otherwise dispose of the Shares to any other Person without any restriction under this Agreement.
ARTICLE VIII
INDEMNIFICATION AND THIRD PARTY CLAIMS
     8.1 Indemnification. Subject to the limitations set forth in Section 8.3, each of AMEC
Share Purchase Agreement (Final)

and AMEC Americas (jointly and severally) and Purchaser (each an “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the other Party, and its directors, officers, employees and controlled and controlling persons (hereinafter, collectively, “related persons”), from and against all Claims (other than Claims described in Section 8.3(b), 8.3(c) or 8.3(d)) asserted against, resulting to, imposed upon or incurred by such Party or such Party’s related persons (an “Indemnified Person”), to the extent resulting from: (a) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement, or (b) the breach of any covenant of the Indemnifying Party contained in or made pursuant to this Agreement. AMEC and AMEC Americas (jointly and severally) hereby agree to indemnify, defend and hold harmless Purchaser and its related persons from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser or Purchaser’s related persons to the extent resulting from any Taxes payable by Midwest or any of the Subsidiaries, or in each such case, their successors and assigns, under the Tax Act or other applicable law for taxation years ending on or before the Closing Date (or the portion of such Taxes for any taxation year or period ending on or after the Closing Date that is attributable to the portion of such year ending on the Closing Date), in all such cases to the extent those Taxes are not reflected as a Current Liability or do not arise directly as a result of those transactions described in Section 5.8. As used in this Article VIII, the term “Claim” shall mean: (x) all debts, liabilities and obligations; (y) all losses, damages, costs and expenses, including pre- and post-judgment interest, Taxes, penalties, court costs and attorneys’ fees and expenses; and (z) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.
     8.2 Defense of Third Party Claims.
     (a) In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Claim. If the Indemnified Person does not so notify the Indemnifying Party within 15 days after becoming aware of such Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim to the extent of the damage caused by such delay. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons, unless the settlement of such Claim involves only the payment of monetary damages and no future affect whatsoever on any Indemnified Person. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and the obligation to cooperate therewith.

Share Purchase Agreement (Final)

     (b) Sellers shall assume responsibility for the existing Claims relating to the Centra Gas Project; provided, that Purchaser shall cause the Midwest Group and its employees to cooperate, to the extent reasonable, at Sellers’ expense, in Sellers’ defense of such Claims. Such matters shall not be subject to any of the limitations set forth in Section 8.3(f) but shall be subject to the limitations set forth in Section 8.3(e).
     (c) Sellers shall also assume responsibility for the litigation matters set forth in Section 4.1(q) of the Disclosure Schedule; provided, that Purchaser shall cause the Midwest Group and its employees to cooperate, to the extent reasonable, at Sellers’ expense, in Sellers’ defense of such Claims. Such matters, other than those relating to the Centra Gas Project, shall be subject to the limitations set forth in Section 8.3(f).
     8.3 Limit on Indemnity Obligations.
     (a) No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to this Article VIII with respect to any Claim (other than a Claim under Section 8.2(b) or 8.2(c)) unless such Indemnified Person notifies such Indemnifying Party of such Claim within (i) two years following the Closing Date, with respect to Claims other than those arising from a breach of Sellers’ representations and warranties contained in Section 4.1(s) or Section 4.1(ee) (related to environmental matters or Taxes); or (ii) 30 days after the expiration of the applicable statute of limitations (as the same may have been extended or waived) with respect to Claims arising from a breach of Sellers’ representations and warranties contained in Section 4.1(ee) (related to Taxes); or (iii) four years following the Closing Date with respect to Claims arising from a breach of Sellers’ representations and warranties contained in Section 4.1(s) (related to environmental matters).
     (b) For any Claim against Midwest or any of the Subsidiaries that is in the nature of a warranty claim, a claim for re-work, a complaint concerning workmanship, or a claim for charge-back, liability and/or indemnification asserted under the terms of any contract or subcontract, and which arises from any project for which a majority of the work (measured by revenue) was performed on or prior to the Closing Date:
     (i) For which insurance coverage, which has been accepted by the insurance carrier of Sellers and their affiliates, responds to the Claim, Sellers shall accept financial responsibility for all amounts covered by insurance, and financial responsibility for the deductible amount will be divided between the Parties, with 25 percent retained by the Midwest Group and 75 percent assumed by Sellers;
     (ii) For which no insurance coverage responds to the Claim, financial responsibility shall be divided between the Parties with 25 percent retained by the Midwest Group and 75 percent assumed by Sellers; and
     (iii) The cumulative total of Claims, including insurance deductible amounts, for which the Midwest Group shall be required to share 25 percent of responsibility shall be capped at $2,000,000; therefore, the maximum liability of the Midwest Group
Share Purchase Agreement (Final)

with respect to these Claims shall be $500,000, and Sellers shall be responsible for 100 percent of all Claims in excess of a cumulative total of $2,000,000; provided, that Sellers’ liability for these Claims shall be limited as set forth in Section 8.3(e) and 8.3(f), although any amounts not indemnified pursuant to Section 8.3(f) shall be applied to the calculation of the $500,000 maximum liability of Purchaser. Purchaser shall cause the Midwest Group and its employees to cooperate, to the extent reasonable, at Sellers’ expense, in Sellers’ defense of Claims for which Sellers are liable.
     (c) The Midwest Group shall assume liability for any Claim arising from projects for which a majority of the work (measured by revenue) was performed after the Closing Date.
     (d) Sellers shall assume no liability for any Claim arising from work performed after the Closing Date.
     (e) The obligations of Sellers under this Article VIII shall be limited to 50 percent of the aggregate Purchase Price.
     (f) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be obligated to indemnify Purchaser pursuant to Section 8.1 or 8.2, or to pay any amounts under Section 8.3(b) (except with respect to any Claims arising from Sellers’ representations and warranties in Section 4.1(ee), Claims described in Section 8.2(b) and Claims arising from any breach of any covenant of Sellers, including the covenants set forth in Sections 5.19 and 5.20): (i) for any Claim that is not a Material Claim and (ii) unless and until the aggregate amount of all Claims other than Material Claims exceeds one hundred thousand dollars ($100,000) (the “Threshold”) and then only to the extent that the aggregate amount of the Claims other than Material Claims exceeds the Threshold.
     8.4 Bonding. Purchaser shall indemnify and hold Sellers harmless from and against any and all claims, losses, costs, liabilities, damages, demands and expenses, judgments, interest, fines, penalties, amounts paid in settlement, assessments, payments and/or other obligations of Sellers under or in respect of any performance, payment or other bond or performance guarantee outstanding as of the Closing Date with respect to projects that are subject to completion by the Midwest Group after the Closing Date, if and to the extent arising as a result of the non-performance, faulty performance or non-payment of the Midwest Group post-Closing, or arising out of any other reason for which a claim is made or may be made under such bonds or performance guarantees. This indemnity by Purchaser, without limiting the foregoing, shall extend to and include all costs and expenses to defend any such claims on behalf of Sellers and its sureties, whether or not any such claim is valid.
     8.5 Other Indemnification Rights. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy that an Indemnified Person may have for breach of any representation, warranty, covenant or agreement;
Share Purchase Agreement (Final)

provided, that, in the absence of fraud, the limitations on rights of indemnification set forth in Section 8.3 shall apply to such remedies.
     8.6 Survival. The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect notwithstanding any investigation made by or disclosure made to either Party, whether before or after the date hereof, shall survive the execution and delivery of this Agreement, and shall survive the Closing and continue to be applicable and binding thereafter for the period set forth in Section 8.3(a), at which time the same shall terminate and be extinguished. The representations, warranties, liabilities and indemnities created in this Agreement shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying the Shares from AMEC and AMEC Americas to Purchaser. There shall not be any merger of any of such representations, warranties, liabilities or indemnities in such assignments, transfers or other documents.
ARTICLE IX
MISCELLANEOUS
     9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the Province of Alberta and the federal laws of Canada without giving effect to the principles of conflicts of law thereof.
     9.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
     9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of Sellers if such assignment is sought by Purchaser, or Purchaser, if such assignment is sought by Sellers, except that Purchaser may assign its rights and obligations hereunder to any of its Affiliates; provided, however, that any such assignment shall not relieve Purchaser from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the Parties, and supersedes any prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
     9.5 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile (effective on the next business day after transmission), (c) recognized overnight delivery service (effective on the next business day after delivery to the service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third business day after being so mailed), in each case addressed to the intended recipient as set forth below:
Share Purchase Agreement (Final)

If to Purchaser:
Willbros Acquisition Canada Limited
Suite 2600
Three Bentall Centre
595 Burrard Street
Vancouver V7X 1L3
British Columbia
Canada
with copies to:
c/o Willbros MSI Canada Inc.
2415 – 101 Street SW
Edmonton
Alberta
Canada T6X 1A1
Facsimile: +1-780-577-2743
Attention: Company Secretary
and
c/o Willbros USA, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
U.S.A.
Facsimile: +1-713-403-8136
Attention: General Counsel
and
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
U.S.A.
Facsimile: +1-918-586-8625
Attention: Robert A. Curry
If to Seller:
Share Purchase Agreement (Final)

AMEC Inc.
2020 Winston Park Drive
Suite 700
Oakville, Ontario
Canada L6H 6X7
Facsimile: 905-403-5034
Attention: Tarun Bafna
With copies to:
AMEC Inc.
2020 Winston Park Drive
Suite 700
Oakville, Ontario
Canada L6H 6X7
Facsimile: 905-403-5034
Attention: Charles Caza, General Counsel
and
Borden Ladner Gervais LLP
Scotia Plaza
40 King Street West
Toronto, Ontario
Canada M5H 3Y4
Facsimile: 416-361-7082
Attention: Paul G. Findlay
and
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Facsimile: 713.654.1871
Attention: Vivienne Schiffer
Either Party may change its address for receiving notices by giving written notice of such change to the other Party in accordance with this Section 9.5.
     9.6 Amendment. This Agreement may be amended by the Parties at any time only by a written instrument signed on behalf of each of the Parties.
     9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or
Share Purchase Agreement (Final)

provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions shall not in any way be effected or impaired thereby.
     9.8 Waivers. The Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.
     9.9 Enforcement of Agreement. The Parties agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the Parties hereby agree that each Party shall be entitled to an injunction to prevent a breach of this Agreement and shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.
[Signatures on following page.]
Share Purchase Agreement (Final)

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

“Purchaser”		“Sellers”

Willbros Acquisition Canada Limited		AMEC Inc.

By:	/s/ Gay Stanley Mayeux	By:	/s/ Tarun Bafna
	Gay Stanley Mayeux		Tarun Bafna
	Attorney-in-Fact		Authorized Signer

AMEC Americas Limited

		By:	/s/ Tarun Bafna

Tarun Bafna
Authorized Signer
Guarantee
Willbros Group, Inc. hereby guarantees the performance by Purchaser of all obligations, agreements and covenants of Purchaser set forth in the above and foregoing Agreement, including the indemnification obligations.

By:	/s/ Gay Stanley Mayeux	By:	/s/ William L. Pardue
	Gay Stanley Mayeux		William L. Pardue
	Attorney-in-Fact		Deputy Corporate Secretary
Disclosure Schedule *

* Omitted. Willbros Group, Inc. agrees to furnish supplementally a copy of the Disclosure Schedule to the Securities and Exchange Commission upon request.
Share Purchase Agreement (Final)